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                                EXHIBIT 99.1




              Amendment to Vertex Pharmaceuticals Incorporated
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                        Employee Stock Purchase Plan
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                 Approved by the Stockholders on May 9, 1996
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SECTION 3.1 is hereby amended by deleting such section in its entirety and substituting therefor the following:


         SECTION 3.1. Reservation of Common Stock. The Board of Directors shall reserve three hundred thousand (300,000) shares of Common Stock for the Plan, subject to adjustment in accordance with Section 3.4.


As so amended, the Plan shall continue in full force and effect in accordance with its terms.


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